EXHIBIT 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Brian Ketcham	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2018 Fourth Quarter and Full Year Results

•	Full year revenues increased 6 percent, with growth in both Irrigation and Infrastructure segments
•	Full year GAAP diluted earnings per share of $1.88 ($2.94 adjusted)[1], compared to $2.17 for the prior year
•	North America Irrigation revenues increased 3 percent in the quarter
•	Completed divestitures of three businesses and closure of one manufacturing facility in the quarter

OMAHA, Neb., October 18, 2018—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its fourth quarter and fiscal year ended August 31, 2018.

Fourth Quarter and Full Year Summary

Revenues for the fourth quarter of fiscal 2018 were $123.3 million, a decrease of 7 percent compared to revenues of $131.9 million in the prior year’s fourth quarter.  Net earnings for the quarter were $5.0 million and diluted earnings per share were $0.46, compared with net earnings of $6.3 million and diluted earnings per share of $0.59 for the same period in the prior year.  Adjusted net earnings for the fourth quarter were $4.5 million, or $0.42 per diluted share.1

Total revenues for the year ended August 31, 2018 were $547.7 million, an increase of 6 percent compared to revenues of $518.0 million in the prior year.  Net earnings for the year were $20.3 million and diluted earnings per share were $1.88, compared with net earnings of $23.2 million and diluted earnings per share of $2.17 in the prior year.  Net earnings for the year were reduced by tax expense of $2.5 million due to the enactment of the U.S. Tax Reform and by after-tax costs of $8.8 million related to the Company’s Foundation for Growth initiative.  Adjusted net earnings for fiscal 2018 were $31.6 million, or $2.94 per diluted share.1

“Despite challenging market conditions resulting from tariffs and falling grain prices, our fourth quarter North America irrigation equipment sales were improved over the prior year,” said Tim Hassinger, President and Chief Executive Officer.  “Our full year revenue growth of 6 percent was led by 16 percent growth in North America irrigation and 8 percent growth in our infrastructure segment.  We also continue to make good progress on our Foundation for Growth objectives that we introduced earlier in the year.”

Fourth Quarter Segment Results

Irrigation segment revenues decreased 6 percent to $96.2 million, compared to $101.9 million in the prior year’s fourth quarter.  North America irrigation revenues increased 3 percent to $60.6 million, reflecting an increase in irrigation system unit volume.  International irrigation revenues decreased 18 percent to $35.6 million due to the market disruption in Brazil that continued during the quarter and lower project activity in developing markets compared to the prior year.

Irrigation segment operating margin was 10.8 percent of sales in the fourth quarter (8.8 percent adjusted)1, compared to 9.6 percent of sales in the prior year.  A net gain of $2.0 million from business divestitures was partially offset by a $1.6 million incremental LIFO inventory valuation expense resulting from raw material inflation.

[1]	Please see Reg G reconciliation of GAAP operating income, net earnings and earnings per share to adjusted figures at end of document.

Infrastructure segment revenues decreased 10 percent in the fourth quarter to $27.1 million, compared to $30.0 million in the prior year’s fourth quarter.  The decrease resulted primarily from lower Road Zipper System® lease revenue and lower road safety product sales, while Road Zipper System® sales were comparable to the prior year.

Infrastructure segment operating margin was 14.0 percent of sales in the fourth quarter (16.6 percent adjusted)1, compared to 25.1 percent of sales in the fourth quarter of the prior year.  Operating margin declined primarily due to less favorable revenue mix, resulting from lower revenue from leasing, compared to the prior year.

The backlog of unshipped orders at August 31, 2018 was $50.0 million, compared with $51.8 million at August 31, 2017.

Foundation for Growth Initiative

Earlier in the fiscal year, the Company announced a defined performance improvement initiative, referred to as Foundation for Growth, with the objectives of simplifying the business and achieving operating margin performance of 11 percent to 12 percent in fiscal 2020, exclusive of market changes.

During the fourth quarter, the Company completed divestitures of its pump and filtration businesses and a water resource consulting firm, resulting in a net gain of $2.0 million reported in the irrigation segment.  In addition, the Company completed the closure of an infrastructure manufacturing facility and the consolidation of its activities with an existing irrigation operation.  Severance and other costs of $0.7 million were incurred in connection with the facility closure.  Additional operating expenses of $1.1 million, representing severance costs and professional consulting fees, were incurred during the quarter.

Results for the fiscal year include pre-tax costs of $9.7 million in connection with the Foundation for Growth initiative, including a net loss from business divestitures of $4.1 million.

Outlook

“Market headwinds in North America are expected to continue into our fiscal 2019 due to uncertainty regarding the outcome of global trade negotiations and pressure on grain prices.” said Mr. Hassinger.  “We expect improvement in international irrigation as Brazil returns to a level of normalcy and developing markets continue to grow.”

Mr. Hassinger added, “Following record infrastructure results in fiscal 2018, we continue to focus on converting the pipeline of Road Zipper projects into orders.”

Fourth Quarter Conference Call

Lindsay’s fiscal 2018 fourth quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today.  Interested investors may participate in the call by dialing (877) 317-6789 in the U.S., or (412) 317-6789 internationally, and requesting the Lindsay Corporation call.  Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company's Web site, www.lindsay.com.  Replays of the conference call will remain on our Web site through the next quarterly earnings release.  The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's Web site.

About the Company

Lindsay Corporation is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. The Lindsay family of irrigation brands includes Zimmatic® and FieldNET® as well as irrigation consulting, design, advanced machine-to-machine communication, remote control, monitoring and scheduling technology, and wireless networking solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to update any forward-looking information contained in this press release.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended August 31,		Years Ended August 31,
(in thousands, except per share amounts)	2018	2017	2018	2017

Operating revenues	$123,269	$131,937	$547,705	$517,985
Cost of operating revenues	90,998	94,146	396,243	372,973
Gross profit	32,271	37,791	151,462	145,012

Operating expenses:
Selling expense	9,798	10,140	40,885	40,705
General and administrative expense	11,759	11,681	55,962	46,959
Engineering and research expense	4,120	4,440	16,052	17,147
Total operating expenses	25,677	26,261	112,899	104,811

Operating income	6,594	11,530	38,563	40,201

Interest expense	(1,185)	(1,191)	(4,687)	(4,757)
Interest income	469	297	1,640	1,178
Other (expense) income, net	62	(89)	(1,663)	(907)

Earnings before income taxes	5,940	10,547	33,853	35,715

Income tax expense	962	4,205	13,576	12,536

Net earnings	$4,978	$6,342	$20,277	$23,179

Earnings per share:
Basic	$0.46	$0.59	$1.89	$2.17
Diluted	$0.46	$0.59	$1.88	$2.17

Shares used in computing earnings per share:
Basic	10,757	10,692	10,741	10,666
Diluted	10,798	10,729	10,772	10,694

Cash dividends declared per share	$0.31	$0.30	$1.21	$1.17

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three months ended		Twelve months ended
(in thousands)	August 31, 2018	August 31, 2017	August 31, 2018	August 31, 2017
Operating revenues:
Irrigation segment	$96,219	$101,939	$439,858	$418,041
Infrastructure segment	27,050	29,998	107,847	99,944
Total operating revenues	$123,269	$131,937	$547,705	$517,985

Operating income:
Irrigation segment	$10,431	$9,813	$41,933	$42,774
Infrastructure segment	3,799	7,543	23,857	20,131
Corporate	(7,636)	(5,826)	(27,227)	(22,704)
Total operating income	$6,594	$11,530	$38,563	$40,201

The Company manages its business activities in two reportable segments as follows:

Irrigation - This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as irrigation consulting and design, remote control and monitoring, irrigation scheduling, and machine-to-machine technology.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	August 31, 2018	August 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$160,787	$121,620
Receivables, net of allowance of $3,585 and $7,447, respectively	69,107	73,850
Inventories, net	79,233	86,155
Prepaid expenses	3,883	4,384
Assets held-for-sale	10,837	—
Other current assets	7,204	6,925
Total current assets	331,051	292,934

Property, plant, and equipment, net	57,248	74,498
Intangible assets, net	27,376	42,808
Goodwill	64,671	77,131
Deferred income tax assets	6,645	5,311
Other noncurrent assets	13,265	13,350
Total assets	$500,256	$506,032

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$30,530	$36,717
Current portion of long-term debt	205	201
Liabilities held-for-sale	2,424	—
Other current liabilities	46,935	55,119
Total current liabilities	80,094	92,037

Pension benefits liabilities	5,874	6,295
Long-term debt	116,570	116,775
Deferred income tax liabilities	1,083	1,191
Other noncurrent liabilities	19,769	19,679
Total liabilities	223,390	235,977

Shareholders' equity:
Preferred stock	—	—
Common stock	18,841	18,780
Capital in excess of stated value	68,465	63,006
Retained earnings	484,886	477,615
Less treasury stock - at cost	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(18,088)	(12,108)
Total shareholders' equity	276,866	270,055
Total liabilities and shareholders' equity	$500,256	$506,032

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Years Ended August 31,
(in thousands)	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$20,277	$23,179
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	16,514	16,678
Loss on sale of businesses	4,056	—
Provision for uncollectible accounts receivable	(2,587)	(574)
Deferred income taxes	(50)	(903)
Share-based compensation expense	3,891	3,598
Other, net	2,903	626
Changes in assets and liabilities:
Receivables	(3,714)	7,959
Inventories	(8,173)	(10,092)
Prepaid expenses and other current assets	(1,150)	4,581
Accounts payable	159	4,076
Other current liabilities	2,946	(717)
Current taxes payable	725	(3,104)
Other noncurrent assets and liabilities	(1,863)	(5,858)
Net cash provided by operating activities	33,934	39,449

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(11,054)	(8,863)
Proceeds from sale of businesses	29,888	-
Proceeds from settlement of net investment hedges	2,278	2,117
Payments for settlement of net investment hedges	(3,089)	(3,466)
Other investing activities, net	82	233
Net cash provided by (used in) investing activities	18,105	(9,979)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	2,788	3,020
Common stock withheld for payroll tax obligations	(833)	(635)
Principal payments on long-term debt	(201)	(197)
Dividends paid	(13,006)	(12,490)
Cash and cash equivalents, end of period	(11,252)	(10,302)

Effect of exchange rate changes on cash and cash equivalents	(1,620)	1,206
Net change in cash and cash equivalents	39,167	20,374
Cash and cash equivalents, beginning of period	121,620	101,246
Cash and cash equivalents, end of period	$160,787	$121,620

LINDSAY CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

The non-GAAP tables below disclose (a) the impact on diluted earnings per share of (1) income tax expense attributed to enactment of U.S. Tax Reform, and (2) gains and losses from businesses divested and held-for-sale, severance costs and consulting fees associated with the Company's Foundation for Growth Initiative ("FFG costs"), (b) the impact on operating income of FFG costs, and (c) the impact on segment operating income of FFG costs.  Management believes adjusted net earnings, adjusted diluted earnings per share and adjusted operating income are important indicators of the Company’s business performance because they exclude items that may not be indicative of, or may be unrelated to, the Company’s underlying operating results, and provide a useful baseline for analyzing trends in the business.  Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.  These adjusted financial measures should not be considered in isolation or as a substitute for reported net earnings, diluted earnings per share and operating income.  These non-GAAP financial measures reflect an additional way of viewing the Company’s operations that, when viewed with the GAAP results and the following reconciliations to the corresponding GAAP financial measures, management believes provides a more complete understanding of the Company’s business.

	Three months ended		Twelve months ended
(in thousands, except per share amounts)	August 31, 2018	Diluted earnings per share	August 31, 2018	Diluted earnings per share

Net earnings - reported GAAP measure	$4,978	$0.46	$20,277	$1.88

Impact of U.S. Tax Reform	(82)	(0.01)	2,496	0.23

FFG costs (gain) - after tax	(349)	(0.03)	8,844	0.82

Net earnings - adjusted	$4,547	$0.42	$31,617	$2.94
Average shares outstanding - diluted		10,798		10,772

	Three months ended August 31, 2018
Operating income reconciliation	Consolidated	Irrigation	Infrastructure	Corporate

Operating income - reported GAAP measure	$6,594	$10,431	$3,799	$(7,636)

FFG costs (gain) - before tax	(166)	(1,967)	690	1,111

Adjusted operating income	$6,428	$8,464	$4,489	$(6,525)

Operating revenues	$123,269	$96,219	$27,050	$—

Operating income as a percent of operating revenues	5.3%	10.8%	14.0%	N/A

Adjusted operating income as a percent of operating revenues	5.2%	8.8%	16.6%	N/A

	Twelve months ended August 31, 2018
Operating income reconciliation	Consolidated	Irrigation	Infrastructure	Corporate

Operating income - reported GAAP measure	$38,563	$41,933	$23,857	$(27,227)

FFG costs - before tax	9,721	4,962	855	3,904

Adjusted operating income	$48,284	$46,895	$24,712	$(23,323)

Operating revenues	$547,705	$439,858	$107,847	$—

Operating income as a percent of operating revenues	7.0%	9.5%	22.1%	N/A

Adjusted operating income as a percent of operating revenues	8.8%	10.7%	22.9%	N/A